Exhibit 4.18
AMENDMENT TO WARRANT
This Amendment to Warrant (this “Amendment”) is dated as of [•] by and between [•] (“Holder”) and GRI Bio, Inc. (“Company”).
Recitals
WHEREAS, Company issued to Holder that certain Warrant No. [•], dated as of [•], 2022, granting Holder the right to purchase 31,250 shares of common stock, $0.01 par value per share, of the Company (“Shares”) at an exercise price per Share of $0.01 (the “Warrant”).
WHEREAS, pursuant to Section 17 of the Warrant, the Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Holder and the Company, and no waiver of any provision of the Warrant by the Company or the Holder will be effective unless explicitly set forth in writing and signed by the party so waiving.
WHEREAS, Company and Holder wish to amend the Warrant as set forth herein.
NOW, THEREFORE, Company and Holder agree to amend the Warrant as follows:
1. The defined term Acceleration Event set forth in Section 1 is deleted.
2. Section 3(i) (Automatic Net Exercise) is deleted.
3. Section 4(b) is amended and restated to read in its entirety as follows:
Adjustment to Number of Warrant Shares Upon Reclassification, Reorganization or Similar Change in Warrant Shares. In case of any reclassification, reorganization or similar change in the Warrant Shares of the Company, the Company shall execute a new Warrant having substantially similar terms and providing that the holder of this Warrant shall have the right to exercise such new Warrant for the kind and number of shares of stock, other securities, money or property receivable upon such reclassification, reorganization or change by holders of Warrant Shares at the same aggregate exercise price.
4. Except as amended hereby, the Warrant remains in full force and effect. Sections 11 (Cumulative Remedies), 12 (Equitable Relief), 13 (Entire Agreement), 14 (Successor and Assigns), 15 (No Third-Party Beneficiaries), 16 (Headings), 17 (Amendment and Modification; Waiver), 18 (Severability), 19 (Governing Law), 20 (Waiver of Jury Trial), 21 (Counterparts), and 22 (No Strict Construction) of the Warrant are incorporated herein and shall apply to this Agreement mutatis mutandis. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and both of which shall constitute one instrument.

GRI BIO, INC.		[•]

By:		By:
	W. Marc Hertz		Name:
	Chief Executive Officer		Title: